UNITED STATES OF AMERICA
                                   before the
                       SECURITIES AND EXCHANGE COMMISSION

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No.                /                , 2000

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                                            )
In the Matter of                            )
                                            )
Sierra Pacific Resources                    )
6100 Neil Road                              )
Reno, Nevada  89511                         )
                                            )
and                                         )
                                            )
Portland General Electric Company           )
121 SW Salmon Street                        )
Portland, Oregon  97204                     )
                                            )
(70-                    )                   )
                                            )
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                  Sierra Pacific Resources ("Sierra Pacific"), an exempt
intrastate holding company under the Public Utility Holding Company Act (the "Act"), and Portland General Electric Company ("PGE") (collectively, the "Applicants"), a wholly-owned public utility subsidiary company of Enron Corp. ("Enron"), an exempt holding company pursuant to Section 3(a)(1) of the Act under Rule 2 thereof, have filed an Application/Declaration on Form U-1 requesting authorization for Sierra Pacific to acquire all of the issued and outstanding stock of PGE and of PGH II, Inc. ("PGH II"), an indirect subsidiary of Enron and an affiliate of PGE engaged in developing energy-related enterprises (the "Transaction").

                  Sierra Pacific currently owns all of the common stock of two electric utility companies: Sierra Pacific Power Company ("SPPC") and Nevada Power Company ("Nevada Power"). SPPC provides electric service in northern
Nevada and northeastern California, as well as natural gas and water service in the Reno and Sparks area of Nevada. Nevada Power provides electric service in
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Clark County, Nevada, with limited service provided to the Federal Department of
Energy in Nye County, Nevada. As a result of the Transaction, PGE and PGH II will become direct subsidiaries of Sierra Pacific and affiliates of SPPC and Nevada Power. PGE provides electric service in the northwestern area of Oregon. PGH II is engaged in developing energy-related enterprises in northwestern Oregon, none of which currently generate material revenue.

                  The Transaction will be governed by the terms of a Stock Purchase Agreement dated as of November 5, 1999 (the "Stock Purchase Agreement"), by and among Sierra Pacific and Enron. Pursuant to the Stock Purchase Agreement, Sierra Pacific will acquire from Enron all of the outstanding common stock of PGE and PGH II for a consideration of $2.1 billion. The Applicants seek an order of the Commission that Sierra Pacific's acquisition of PGE and PGH II satisfies the requirements of Sections 9(a)(2) and 10 of the Act. The Applicants also request approval to retain various non-utility businesses subsequent to the Transaction. Following the Transaction, Sierra Pacific will register with the Commission as a holding company pursuant to
Section 5 of the Act.

                  The Applicants further request the Commission approve under Sections 6 and 7 and the rules thereunder certain financing arrangements associated with the Transaction. Sierra Pacific anticipates it will finance most of the consideration required to consummate the Transaction through the use of short-term debt, such as commercial paper, money market notes and/or bank loans. After the Transaction is consummated, Sierra Pacific plans to pay off part of the outstanding short-term debt with the proceeds of the sale of the electric generation assets of SPPC and Nevada Power, as required under state restructuring proceedings, and to further reduce holding company debt through issuance of additional common stock. Sierra Pacific then plans to refinance within one year of the Commission's final order in this proceeding with one or more forms of long-term debt authorized by the Commission.

                  The Application and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by _______, 2000, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on Sierra Pacific and PGE at the addresses specified above. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the Application/Declaration, as filed or as amended, may be granted and/or permitted to become effective.

                  For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                                     Jonathan G. Katz
                                                     Secretary